Exhibit 99.1

Delek Logistics Partners, LP Reports Third Quarter 2019 Results

•	Declared third quarter distribution of $0.88 per limited partner unit; increased by 11.4% percent year-over-year

•	Reported third quarter net income attributable to all partners of $30.5 million; EBITDA increased 19.7% year-over-year

•	Third quarter net cash from operations was $34.3 million

•	Distributable cash flow coverage ratio of 1.11x for the third quarter 2019

BRENTWOOD, Tenn., November 4, 2019 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the third quarter 2019. For the three months ended September 30, 2019, Delek Logistics reported net income attributable to all partners of $30.5 million, or $0.89 per diluted common limited partner unit. This compares to net income attributable to all partners of $23.3 million, or $0.68 per diluted common limited partner unit, in the third quarter 2018. Net cash from operating activities was $34.3 million in the third quarter 2019 compared to $6.0 million in the prior year period. Distributable cash flow was $33.7 million in the third quarter 2019, compared to $32.4 million in the prior-year period. Reconciliation of net cash from operating activities as reported under U.S. GAAP to distributable cash flow is included in the financial tables attached to this release.
For the third quarter 2019, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $51.5 million compared to $43.0 million in the prior-year period. The year-over-year improvements are primarily due to a $6.5 million increase to income from equity method investments, as well as increased contribution from the Paline Pipeline and SALA Gathering. This was partially offset by lower West Texas gross margin on a year-over-year basis. Reconciliation of net income attributable to all partners as reported under U.S. GAAP to EBITDA is included in the financial tables attached to this release.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek Logistics' general partner, remarked: "During the third quarter we realized increased contributions from the recent Red River pipeline joint venture acquisition. This investment continues to bolster Delek Logistics' cash flow stream, which should further increase following the pipeline expansion, expected to be completed in the first half of 2020. Our strategy remains focused on supporting cash flow coverage and reducing leverage to better position the balance sheet, along with exploring organic growth opportunities. Simultaneously, our sponsor, Delek US Holdings, Inc. (NYSE: DK) ("Delek US"), continues building its midstream portfolio, providing potential longer-term options for Delek Logistics. We were pleased to announce an 11.4% year-over-year increase in our third quarter distribution, and we remain committed to grow our distribution per limited partner unit by at least 10% annually through 2019."
Distribution and Liquidity
On October 25, 2019, Delek Logistics declared a quarterly cash distribution of $0.88 per common limited partner unit for the third quarter, which equates to $3.52 per common limited partner unit on an annualized basis. This distribution is to be paid on November 12, 2019 to unitholders of record on November 4, 2019. This represents a 3.5 percent increase from the second quarter 2019 distribution of $0.85 per common limited partner unit, or $3.40 per common limited partner unit on an annualized basis, and an 11.4% increase over Delek Logistics’ third quarter 2018 distribution of $0.79 per common limited partner unit, or $3.16 per common limited partner unit annualized. For the third quarter 2019, the total cash distribution declared to all partners, including incentive distribution rights (IDRs), was approximately $30.4 million. Based on the distribution for the third quarter 2019, the distributable cash flow coverage ratio for the third quarter was 1.11x.
As of September 30, 2019, Delek Logistics had total debt of approximately $840.8 million and cash of $6.4 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $253.7 million. The total leverage ratio, calculated in accordance with the credit facility, for the third quarter 2019 was approximately 4.6x, which is within the current requirements of the maximum allowable leverage ratio of 5.25x.

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Financial Results
Revenue for the third quarter 2019 was $137.6 million compared to $164.1 million in the prior-year period. The decrease in revenue is primarily due to lower prices and volumes in the west Texas wholesale business, partially offset by improved performance from the Tyler Terminal along with the SALA Gathering System, Paline Pipeline and trucking. Total operating expenses were $18.4 million in the third quarter 2019, compared to $15.4 million in the third quarter 2018. The increase was primarily due to higher maintenance/repair, outside services and allocated employee expenses. Total contribution margin was $46.5 million in the third quarter 2019 compared to $43.1 million in the third quarter 2018. General and administrative expenses were $5.3 million for the third quarter 2019, compared to $3.1 million in the prior-year period, with such increase being primarily due to employee related expenses and expense related to a canceled capital project.
Pipelines and Transportation Segment
Contribution margin in the third quarter 2019 was $27.1 million compared to $25.2 million in the third quarter 2018. This improvement was primarily due to improved performance from the SALA Gathering System, trucking and the Paline Pipeline, partially offset by lower performance on the Lion Oil Pipeline system due to lower throughput at Delek US' El Dorado, Arkansas refinery. Operating expenses were $12.5 million in the third quarter 2019 compared to $9.5 million in the prior-year period and such increase was primarily related to employee expenses.
Wholesale Marketing and Terminalling Segment
During the third quarter 2019, contribution margin was $19.4 million, compared to $17.9 million in the third quarter 2018. This increase was primarily due to a higher gross margin in east Texas marketing and Big Spring marketing and Terminalling assets, partially offset by lower gross margin in west Texas. Operating expenses of $5.9 million in the third quarter 2019 were in line with the $5.9 million in the prior-year period.
In the west Texas wholesale business, average throughput in the third quarter 2019 was 9,535 barrels per day compared to 12,197 barrels per day in the third quarter 2018. The west Texas gross margin per barrel increased year-over-year to $4.82 per barrel and included approximately $0.3 million, or $0.38 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the third quarter 2018, the west Texas gross margin per barrel was $4.65 per barrel and included $0.3 million from RINs, or $0.29 per barrel.
Average terminalling throughput volume of 170,727 barrels per day during the third quarter 2019 increased on a year-over-year basis from 167,491 barrels per day in the third quarter 2018. During the third quarter 2019, average volume under the East Texas marketing agreement with Delek US was 83,953 barrels per day compared to 79,404 barrels per day during the third quarter 2018.
Third Quarter 2019 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its third quarter 2019 results on Tuesday, November 5, 2019 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 5, 2020 by dialing (855) 859-2056, passcode 3489149. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US’ (NYSE: DK) third quarter 2019 earnings conference call on Tuesday, November 5, 2019 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; the ability of the Red River joint venture to complete the expansion to increase the Red River pipeline capacity; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities

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and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory, expected earnings or returns from joint ventures or other acquisitions; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 10% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.

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Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.

EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$6,353	$4,522
Accounts receivable	19,998	21,586
Inventory	7,695	5,491
Other current assets	2,714	969
Total current assets	36,760	32,568
Property, plant and equipment:
Property, plant and equipment	457,716	452,746
Less: accumulated depreciation	(159,623)	(140,184)
Property, plant and equipment, net	298,093	312,562
Equity method investments	246,998	104,770
Operating lease right-of-use assets	18,297	—
Goodwill	12,203	12,203
Marketing Contract Intangible, net	132,802	138,210
Other non-current assets	22,654	24,280
Total assets	$767,807	$624,593

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$12,477	$14,226
Accounts payable to related parties	2,817	7,833
Excise and other taxes payable	1,722	4,069
Current portion of operating lease liabilities	4,836	—
Accrued expenses and other current liabilities	10,489	10,377
Total current liabilities	32,341	36,505
Non-current liabilities:
Long-term debt	840,765	700,430
Asset retirement obligations	5,489	5,191
Operating lease liabilities, net of current portion	13,462	—
Other non-current liabilities	18,240	17,290
Total non-current liabilities	877,956	722,911
Total liabilities	910,297	759,416
Deficit:
Common unitholders - public; 9,123,239 units issued and outstanding at September 30, 2019 (9,109,807 at December 31, 2018)	167,650	171,023
Common unitholders - Delek Holdings; 15,294,046 units issued and outstanding at September 30, 2019 (15,294,046 at December 31, 2018)	(305,152)	(299,360)
General partner - 498,312 units issued and outstanding at September 30, 2019 (498,038 at December 31, 2018)	(4,988)	(6,486)
Total deficit	(142,490)	(134,823)
Total liabilities and deficit	$767,807	$624,593

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues:
Affiliate	$66,647	$63,835	$191,530	$178,559
Third-party	70,909	100,275	253,852	319,752
Net revenues	137,556	164,110	445,382	498,311
Cost of Sales:
Cost of materials and other	72,594	105,596	262,713	330,644
Operating expenses (excluding depreciation and amortization presented below)	17,490	14,489	49,318	40,501
Depreciation and amortization	6,138	6,252	18,450	18,287
Total cost of sales	96,222	126,337	330,481	389,432
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	945	906	2,502	2,388
General and administrative expenses	5,280	3,076	15,046	9,798
Depreciation and amortization	450	450	1,351	1,434
(Gain) loss on asset disposals	(70)	717	(95)	648
Total operating costs and expenses	102,827	131,486	349,285	403,700
Operating income	34,729	32,624	96,097	94,611
Interest expense, net	12,509	11,108	35,164	30,096
Income from equity method investments	(8,394)	(1,924)	(14,860)	(4,681)
Other expense, net	—	8	461	8
Total non-operating expenses, net	4,115	9,192	20,765	25,423
Income before income tax expense	30,614	23,432	75,332	69,188
Income tax expense	84	106	220	285
Net income attributable to partners	$30,530	$23,326	$75,112	$68,903
Comprehensive income attributable to partners	$30,530	$23,326	$75,112	$68,903

Less: General partner's interest in net income, including incentive distribution rights	8,895	6,636	24,244	18,478
Limited partners' interest in net income	$21,635	$16,690	$50,868	$50,425

Net income per limited partner unit:
Common units - basic	$0.89	$0.68	$2.08	$2.07
Common units - diluted	$0.89	$0.68	$2.08	$2.07

Weighted average limited partner units outstanding:
Common units - basic	24,417,285	24,395,183	24,411,308	24,387,995
Common units - diluted	24,420,582	24,401,908	24,417,466	24,395,880

Cash distribution per limited partner unit	$0.880	$0.790	$2.550	$2.310

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$75,112	$68,903
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,801	19,721
Non-cash lease expense	2,554	—
Amortization of customer contract intangible assets	5,408	4,207
Amortization of deferred revenue	(1,248)	(1,095)
Amortization of deferred financing costs and debt discount	2,054	1,984
Accretion of asset retirement obligations	298	267
Deferred income taxes	115	—
Income from equity method investments	(14,860)	(4,681)
Dividends from equity method investments	9,188	5,128
(Gain) loss on asset disposals	(95)	648
Other non-cash adjustments	484	518
Changes in assets and liabilities:
Accounts receivable	1,588	1,198
Inventories and other current assets	(3,290)	17,022
Accounts payable and other current liabilities	(7,613)	(4,311)
Accounts receivable/payable to related parties	(5,016)	(50,030)
Non-current assets and liabilities, net	109	(1,879)
Changes in assets and liabilities	(14,222)	(38,000)
Net cash provided by operating activities	84,589	57,600
Cash flows from investing activities
Asset acquisitions, net of assumed asset retirement obligation liabilities	—	(72,222)
Purchases of property, plant and equipment	(4,964)	(8,674)
Proceeds from sales of property, plant and equipment	144	465
Purchases of intangible assets	—	(144,219)
Distributions from equity method investments	804	957
Equity method investment contributions	(137,361)	(172)
Net cash used in investing activities	(141,377)	(223,865)
Cash flows from financing activities
Proceeds from issuance of additional units to maintain 2% General Partner interest	8	20
Distributions to general partner	(22,762)	(17,010)
Distributions to common unitholders - public	(22,580)	(20,500)
Distributions to common unitholders - Delek Holdings	(37,929)	(34,335)
Distributions to Delek Holdings unitholders and general partner related to Big Spring Logistic Assets Acquisition	—	(98,798)
Proceeds from revolving credit facility	476,400	678,000
Payments on revolving credit facility	(336,800)	(324,700)
Deferred financing costs paid	—	(5,264)
Reimbursement of capital expenditures by Delek Holdings	2,282	3,183
Net cash provided by financing activities	58,619	180,596
Net increase in cash and cash equivalents	1,831	14,331
Cash and cash equivalents at the beginning of the period	4,522	4,675
Cash and cash equivalents at the end of the period	$6,353	$19,006
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$29,003	$24,446
Income taxes	$143	$136
Non-cash investing activities:
Increase/(Decrease) in accrued capital expenditures	$1,274	$(1,836)
Non-cash financing activities:
Non-cash lease liability arising from obtaining right of use assets during the period	$649	$—
Non-cash lease liability arising from recognition of right of use assets upon adoption of ASU 2016-02	$20,202	$—

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of Net Income to EBITDA:
Net income	$30,530	$23,326	$75,112	$68,903
Add:
Income tax expense	84	106	220	285
Depreciation and amortization	6,588	6,702	19,801	19,721
Amortization of customer contract intangible assets	1,803	1,803	5,408	4,207
Interest expense, net	12,509	11,108	35,164	30,096
EBITDA	$51,514	$43,045	$135,705	$123,212

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$34,261	$5,957	$84,589	$57,600
Changes in assets and liabilities	3,237	28,079	14,222	38,000
Non-cash lease expense	(1,145)	—	(2,554)	—
Distributions from equity method investments in investing activities	—	297	804	957
Maintenance and regulatory capital expenditures	(3,728)	(2,380)	(5,515)	(3,721)
Reimbursement from Delek Holdings for capital expenditures	1,223	1,292	2,607	2,179
Accretion of asset retirement obligations	(100)	(92)	(298)	(267)
Deferred income taxes	(118)	—	(115)	—
Gain (loss) on asset disposals	70	(717)	95	(648)
Distributable Cash Flow	$33,700	$32,436	$93,835	$94,100

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Distributions to partners of Delek Logistics, LP	2019	2018	2019	2018
Limited partners' distribution on common units	$21,487	$19,272	$62,256	$56,343
General partner's distributions	439	393	1,270	1,149
General partner's incentive distribution rights	8,453	6,295	23,205	17,449
Total distributions to be paid	$30,379	$25,960	$86,731	$74,941

Distributable cash flow	$33,700	$32,436	$93,835	$94,100
Distributable cash flow coverage ratio (1)	1.11x	1.25x	1.08x	1.26x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Pipelines and Transportation
Net revenues:
Affiliate	$39,304	$36,132	$112,694	$99,624
Third party	5,281	3,653	16,733	11,618
Total pipelines and transportation	44,585	39,785	129,427	111,242
Cost of sales:
Cost of materials and other	4,947	5,055	17,871	14,691
Operating expenses (excluding depreciation and amortization)	12,547	9,499	36,109	29,054
Segment contribution margin	$27,091	$25,231	$75,447	$67,497
Total Assets	$529,219	$431,173

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$27,343	$27,703	$78,836	$78,935
Third party	65,628	96,622	237,119	308,134
Total wholesale marketing and terminalling	92,971	124,325	315,955	387,069
Cost of sales:
Cost of materials and other	67,647	100,541	244,842	315,953
Operating expenses (excluding depreciation and amortization)	5,888	5,896	15,711	13,835
Segment contribution margin	$19,436	$17,888	$55,402	$57,281
Total Assets	$238,588	$262,396

Consolidated
Net revenues:
Affiliates	$66,647	$63,835	$191,530	$178,559
Third party	70,909	100,275	253,852	319,752
Total consolidated	137,556	164,110	445,382	498,311
Cost of sales:
Cost of materials and other	72,594	105,596	262,713	330,644
Operating expenses (excluding depreciation and amortization presented below)	18,435	15,395	51,820	42,889
Contribution margin	46,527	43,119	130,849	124,778
General and administrative expenses	5,280	3,076	15,046	9,798
Depreciation and amortization	6,588	6,702	19,801	19,721
Loss (gain) on asset disposals	(70)	717	(95)	648
Operating income	$34,729	$32,624	$96,097	$94,611
Total Assets	$767,807	$693,569
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Pipelines and Transportation	2019	2018	2019	2018
Maintenance capital spending	$2,731	$1,528	$3,959	$2,585
Discretionary capital spending	372	558	386	1,735
Segment capital spending	$3,103	$2,086	$4,345	$4,320
Wholesale Marketing and Terminalling
Maintenance capital spending	$980	$877	1,389	$1,451
Discretionary capital spending	(91)	28	504	1,669
Segment capital spending	$889	$905	$1,893	$3,120
Consolidated
Maintenance capital spending	$3,711	$2,405	$5,348	$4,036
Discretionary capital spending	281	586	890	3,404
Total capital spending	$3,992	$2,991	$6,238	$7,440

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	49,477	59,150	43,446	56,672
Refined products pipelines to Enterprise Systems	43,518	43,762	32,242	47,154
SALA Gathering System	21,632	16,704	21,143	16,705
East Texas Crude Logistics System	25,391	14,284	21,045	16,402

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	83,953	79,404	74,607	77,349
Big Spring marketing throughputs (average bpd) (2)	80,203	80,687	83,608	79,819
West Texas marketing throughputs (average bpd)	9,535	12,197	11,446	13,453
West Texas gross margin per barrel	$4.82	$4.65	$4.83	$5.88
Terminalling throughputs (average bpd) (3)	170,727	167,491	160,621	159,457
(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the nine months ended September 30, 2018 are for the 214 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 31, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal for nine months ended September 30, 2018 are for the 214 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the three and nine months ended September 30, 2018 was 41.4 million barrels, which averaged 151,646 bpd for the period.

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Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312
Jeb Bachmann, Manager of Investor Relations and Market Intelligence, 615-224-1118
Lenny Raymond, Manager of Investor Relations and Market Intelligence, 615-224-0828

Keith Johnson, Vice President of Investor Relations, 615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

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